The Board of Trustees
Oppenheimer Multi-State Municipal Trust:

We consent to the use in this Registration Statement of Oppenheimer New
Jersey Municipal Fund (one of the portfolios constituting the Oppenheimer
Multi-State Municipal Trust), of our report dated September 14, 2006 (except for Notes 3 and 9, for which the date is February 20, 2007), included in the
Statement of Additional Information, which is part of such Registration
Statement, and to the references to our firm under the headings "Financial
Highlights" appearing in the Prospectus, which is also part of such
Registration Statement and "Independent Registered Public Accounting Firm"
appearing in the Statement of Additional Information.

/s/ KPMG LLP
KPMG LLP

Denver, Colorado
February 28, 2007